EXECUTION COPY
Exhibit 10.7

Via E-Mail: scott.beattie@revlon.com
E. Scott Beattie
230 East Rivo Alto Drive
Miami Beach, Florida 33139

Dear Scott:

This letter agreement confirms our mutual understanding that you will cease providing Advisory Services under the Amended and Restated Consulting Agreement, by and among you, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of March 11, 2020 (the “Consulting Agreement”). Capitalized terms not defined herein shall have the meaning set forth in the Consulting Agreement.

Effective April 1, 2020, you will cease providing Advisory Services, and will cease receiving Advisory Services Pay. Advisory Services Pay for any Advisory Services rendered prior to April 1, 2020 shall be paid to you on the Regular Payment Date. The CEO may reinstate the Advisory Services and payment of the Advisory Service Pay when she deems appropriate, in her sole discretion, exercised reasonably.

The parties agree that cessation of Advisory Services under the Consulting Agreement pursuant to this letter agreement does not constitute a termination of the Consulting Agreement and does not trigger any rights or remedies pursuant to Section 8, or any other provision, of the Consulting Agreement.

All other terms of the Consulting Agreement will remain in place during the Term unless further amended by written agreement between the parties.

Please indicate your agreement by signing below.

Sincerely,

/s/ Ely Bar-Ness

Ely Bar-Ness
Chief Human Resources Officer

I agree with and accept the terms as set forth above:

/s/ E. Scott Beattie	Date: As of March 30, 2020
E. Scott Beattie